Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L. P.

ACQUIRES ILLINOIS BASIN COAL PROPERTY IN WESTERN KENTUCKY

RADNOR, Pa., July 20, 2005 — Penn Virginia Resource Partners, L. P. (NYSE: PVR) today announced the acquisition of approximately 95 million tons of coal reserves from a private seller, for $62.3 million of cash. The coal reserve acquisition is PVR’s first in the Illinois Basin and was funded using the Partnership’s recently expanded credit facility.

The acquisition is located on 56,000 acres along the Green River in Henderson County, Kentucky. Current operations on the property consist of approximately 45 million tons of coal reserves leased to affiliates of Peabody Energy (NYSE:BTU). Cash flow from operations from the property over the first 12 months is expected to be $3.4 to $4.0 million. PVR expects the remaining coal reserves to be leased over the next several years, with a gradual increase in coal production and related cash flow from the property.

A. James Dearlove, Chief Executive Officer of the Partnership’s general partner, said, “We are pleased to have completed this acquisition, which provides PVR with additional geographic diversification and organic revenue expansion opportunities over the next several years. It has been PVR’s stated intent for some time to enter the Illinois Basin, because we believe the basin is becoming an increasingly important source of coal supply. We are also pleased to announce an increase in PVR’s existing credit facility from $150 million to $300 million, which provides the Partnership with access to more capital needed to support growth strategies in our coal and natural gas midstream businesses.”

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

Forward-looking statements: Penn Virginia Resource Partners, L.P. is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Partnership. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: whether or not the acquisition will be cash flow accretive; delays in the anticipated dates of coal mining operations; the volatility of coal prices; the projected demand for coal; the extent to which the amount and quality of actual production differs from estimated recoverable coal; potential equipment malfunction and repair delays; unanticipated geological problems; and the legislative or regulatory environment.

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 1, 2005 and subsequently filed interim reports. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.